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                                 [FINA LOGO]


NEWS RELEASE

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                                                   FOR MORE INFORMATION CONTACT:
                                                FINA Carla Holmes (214) 706-2055
                                                 BASF Felix Gress (201) 426-2305
                                                                          (9-24)


FOR IMMEDIATE RELEASE


                  BASF AND FINA SELECT TEXAS GULF COAST REGION

                     TO BUILD WORLD'S LARGEST STEAM CRACKER

        PORT ARTHUR, TEXAS, SEPTEMBER 24,1997 -- BASF Corporation, Mount Olive, New Jersey, and FINA, Inc. (AMEX: FI), Dallas, Texas, announced today they intend to establish a joint venture to build the world's largest liquids steam cracker. The facility, which represents an investment of approximately $800 million excluding long-distance pipelines, will be located at FINA's Port Arthur, Texas, Refinery, and will be operated by BASF Corporation.

        According to the letter of intent, the unit will be the largest single train olefins production facility ever built with a nameplate capacity of 1.8 billion pounds (820,000 metric tons) ethylene and 1.95 billion pounds (880,000 metric tons) propylene. The cracker, which is scheduled for start-up at the end of the year 2000, will use a special technology for enhanced propylene production. Completion of the joint venture is dependent on the execution of a definitive agreement, final approval by the companies' boards of directors and various regulatory approvals, including Federal Trade Commission review and environmental permits.

SIGNIFICANT COST ADVANTAGES FOR BOTH COMPANIES

        During the last six months, BASF and FINA have developed their partnership in competition with their independent projects. The proposed joint venture represents the best solution for both companies for three reasons. First, BASF and FINA achieve mutually beneficial ethylene and propylene production



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primarily for internal use. Second, both companies derive significant cost advantages from integrating the cracker with FINA's existing refinery. Third, they gain significant economies of scale, which makes this an attractive and efficient investment.

        The integration of the cracker into FINA's refinery will provide an opportunity to optimize refinery and cracker feedstocks, as well as byproduct streams. The partnership will take advantage of BASF's steam cracker operating experience and FINA's expertise in refining and acquiring hydrocarbon feedstocks.

        "With its innovative design and the synergies that we derive from the cracker's integration into a refinery network, this project will provide us with significant cost advantages," said Carl A. Jennings, President of BASF Corporation's Chemicals Division. "This investment will be the largest that BASF has ever made outside of Europe, and it is of major importance to our company because it will ensure an economically attractive, long-term product supply and other key precursors for future expansion in the NAFTA region. We are especially delighted to work with such a strong and progressive partner as FINA," he added.

        According to FINA, Inc. President and CEO, Ron Haddock, building the state-of-the-art steam cracker facility at its Port Arthur Refinery plays a significant role in the company's long-range business plans. "This investment is of strategic importance to FINA because it will increase integration between our refining business and our premiere chemical businesses, while supplying raw materials to our world-scale derivative plants, where we produce styrene, polystyrene, polyethylene and polypropylene."

        This project is a key step in differentiating FINA's refining business from the competition. FINA's Port Arthur facility, one of the nation's leaders in efficient production of fuel products, has a strategic focus to expand production of its

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chemical feedstocks. "The opportunity to fully utilize our refining capacity to support a jointly-owned, steam cracking operation with an experienced and outstanding operating partner, like BASF, provides the basis for a very competitive manufacturing site," Haddock said.

SATISFIES BASF'S AND FINA'S INCREASING INTERNAL ETHYLENE AND PROPYLENE DEMAND

        The cracker's capacity is designed for mainly captive usage in both companies. The facility will help satisfy BASF's additional propylene requirements that will nearly double as a result of current oxo alcohol and acrylic acid expansions at the company's Freeport, Texas site. In addition, the cracker will secure the supply of ethylene to produce ethylene oxide, styrene and other derivatives. BASF's manufacturing sites in Freeport and Geismar, Louisiana can be supplied via pipelines from the new cracker.

        In addition to providing an attractive outlet for materials produced at FINA's refinery, this project will help ensure long-term security of raw material supply for FINA's rapidly expanding plastics business. FINA recently announced expansions at two of its polymer manufacturing facilities, increasing the La Porte, Texas polypropylene capacity to 2.1 billion pounds per year, and the Pasadena, Texas polyethylene plant to 850 million pounds per year.



CREATING NEW JOBS

        Construction on the new cracker will begin in September 1998, and take about 28 months to complete. Construction jobs will peak at approximately 2,000. After completion, the cracker will provide approximately 150 jobs directly associated with the operation and maintenance of the facility. Throughout the negotiations, FINA worked with state and local officials to evaluate the project's impact on the community. Both the City of Port Arthur and Jefferson County, Texas, have strongly supported construction of the facility at the Port Arthur site.


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CRACKING LONG-CHAINED HYDROCARBON MOLECULES

        Steam cracking is a key petrochemical technology used to convert saturated hydrocarbons such as ethane, propane, naphtha blends or other feedstocks into olefins and aromatics, including ethylene, propylene, butadiene, benzene and toluene. The term "steam cracking" describes the cracker technology. High temperature and dilution steam are used to break down long-chained hydrocarbon molecules into smaller components, primarily light olefins such as ethylene and propylene. The term "liquids cracker" refers to the feedstock, which is typically a blend of petroleum liquids as opposed to liquefied gases such as ethane and propane.

        The cracker products ethylene and propylene are key raw materials for the production of plastics, fibers, solvents, paints and surfactants. These products are used in various industries, including housing, construction, automotive, textile and clothing, beverage containers, cosmetics and surfactants.

        BASF Corporation, headquartered in Mount Olive, NJ, is the NAFTA region member of the BASF Group. With U.S. sales revenue of $6.5 billion in 1996, BASF Corporation is among the top ten producers of chemicals in the United States, Canada and Mexico. Its diversified product mix includes chemicals, nylon fibers, polymers, automotive coatings, colorants, pharmaceuticals, agricultural products and vitamins. In the NAFTA region, the company and its subsidiaries have more than 15,000 employees, of which more than 13,000 are based in the United States and Canada.

        FINA, Inc., (AMEX:FI) through its subsidiaries, engages in crude oil and natural gas exploration and production, and natural gas marketing; petroleum products refining, supply and transportation, and marketing; and chemicals manufacturing and marketing. Revenues were $4.1 billion in 1996. Organized in 1956, FINA is part of an international group of companies affiliated with PetroFina S.A., (NYSE:FIN) headquartered in Brussels, Belgium.


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                            BASF/FINA STEAM CRACKER

Q1)      HOW MUCH DO BASF AND FINA INTEND TO INVEST IN THIS PROJECT?

A1) The project represents an investment of approximately $800 million excluding long-distance pipelines. It will be a state-of-the-art operation featuring the latest process technology.

Q2)      WHAT IS EACH COMPANIES' LEVEL OF PARTICIPATION IN THIS JOINT VENTURE?

A2)      60:40 BASF and FINA respectively.

Q3)      WHY DID BASF AND FINA DECIDE TO FORM THIS JOINT VENTURE?

A3) Investment and project economics. Approximately two thirds of the existing steam crackers in the NAFTA region are integrated into refinery networks. The cooperation between a chemical company, such as BASF, and a petrochemical company, such as FINA, results in significant economic advantages and represents a win-win situation for both partners.

Q4)      WHERE WILL THE FACILITY BE LOCATED?

A4) The new steam cracker will be located adjacent to FINA's refinery in Port Arthur, Texas, and will be operated by BASF Corp. Construction will begin in September 1998.

Q5) WHERE IS FINA'S PORT ARTHUR, TEXAS SITE LOCATED EXACTLY AND WHAT KIND OF MANUFACTURING IS LOCATED AT THIS SITE?

A5) FINA's Port Arthur Refinery is located in Southeast Texas, at the mouth of the Neches River, and close to Beaumont, Texas, and the Gulf Coast. It is a 180,000 barrels per day facility, that was transformed in the last two decades into a sophisticated complex known for top-rated efficiency.

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         The refinery primarily produces transportation fuels: Gasoline, diesel, jet fuel, and, to a lesser extent, propane, butane, and bunker oil. It also manufactures asphalt and provides propylene, benzene, toluene, and xylene for chemical uses. Its crude and other feedstocks now are mostly received from ocean-going vessels via a Gulf of Mexico marine dock on the Neches River. Refinery products are shipped by pipeline, truck and ocean-going vessels.

Q6)      WHAT IS A STEAM CRACKER?

A6) A "steam cracker" is a petrochemical plant that turns naphtha and light hydrocarbons into ethylene, propylene and other chemical raw materials. These chemicals can be transported, via pipeline and other methods, to chemical and polymer facilities and converted into olefin-based products.

Q7)      WHAT IS THE SPECIAL TECHNOLOGY THAT WILL ENHANCE PROPYLENE PRODUCTION?

A7) It is called metathesis technology. Metathesis is a general principle of olefin conversion, which can be used to enhance the propylene output of steam crackers. It is based on a catalytic re-grouping of double bonds between two different olefins, and involves the catalytic disproportion reaction of ethylene and butylene to make propylene. By using this technology, BASF and FINA improve the propylene/ethylene production ratio to 11:10, as compared to 6:10 without metathesis. This will enhance propylene production by 83 percent.

Q8)      HOW WILL BASF'S JOINT VENTURE WITH UTP AT GEISMAR, LA. BE AFFECTED?

A8) The relationship with UTP at Geismar will not be affected by this investment.


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Q9)      HOW WILL THIS INVESTMENT AFFECT FINA'S PROPYLENE JOINT VENTURE WITH
         ULTRAMAR DIAMOND SHAMROCK IN MONT BELVIEU, TEXAS?

A9) The relationship with UDS will not be affected by this investment. FINA will still be a net buyer of propylene.

Q10) WHAT IS THE SOURCE OF BASF'S AND FINA'S CURRENT ETHYLENE AND PROPYLENE SUPPLY?

A10) BASF's current demand is partially satisfied through a 42 percent participation in an ethane based cracker operated in cooperation with Union Texas Petroleum (UTP) in Geismar. The total annual ethylene capacity of this cracker is 1.2 billion pounds, of which 520 million pounds per year is provided to BASF's Geismar site. This partnership will not be affected by the new investment. BASF also operates heavy feedstock steam crackers at its sites in Ludwigshafen, Germany and Antwerp, Belgium.

         FINA currently has no internal ethylene supply, but supplies 500 million pounds per year of polymer grade propylene through its one-third participation in a propylene splitter with UDS in Mont Belvieu, Texas. This facility is currently being expanded to increase FINA's share to 1 billion pounds per year by the fall of 1998. This partnership will not be affected by the "steam cracker" investment. Even with both sources of propylene, FINA will still be a net buyer of propylene.

Q11)     FOR HOW LONG HAVE BASF AND UTP HAD A CRACKER COOPERATION?

A11)     For 30 years.

Q12)     WHO WILL BE YOUR CONTRACTORS FOR THIS PROJECT?

A12) ABB Lummus Global, Bloomfield, New Jersey (headquarters) and Houston, Texas (office) has been retained to develop detailed engineering and a lump sum turn key estimate. Contract award is contingent on meeting project targets and is expected for January 1998.

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Q13)     WHAT ARE THE FUTURE DOWNSTREAM EXPANSIONS THAT BASF AND FINA HAVE IN
         MIND AND THAT WILL DEPEND ON HAVING THIS CRACKER AVAILABLE?

A13) The cracker will provide BASF and FINA with many additional manufacturing opportunities. BASF has major capacity expansions underway for oxo alcohols and acrylic monomers at its site in Freeport, Texas. FINA has major capacity expansions underway at its La Porte, Texas, polypropylene plant and at its Pasadena, Texas, high-density polyethylene plants.

Q14) HOW WILL BASF AND FINA SHIP ETHYLENE AND PROPYLENE FROM THE CRACKER TO ITS MANUFACTURING SITES?

A14) By pipeline. Some pipelines will be constructed to connect the cracker with existing pipeline networks at the Gulf Coast.

Q15)     HOW MUCH OF THE CAPACITY WILL BE SOLD INTO THE MARKETPLACE?

A15) Very little. The cracker's capacity is designed for captive usage within BASF and FINA.

Q16)     HOW WILL FINA USE THE CRACKER PRODUCTS?

A16) FINA will use ethylene to produce high-density polyethylene and to manufacture styrene for internal conversion into polystyrene. FINA will use propylene to produce polypropylene. FINA will continue to be a net buyer of olefins.

Q17)     HOW MANY JOBS WOULD BE CREATED WITH THIS NEW INVESTMENT?

A17) Approximately 150 jobs will be associated with the operation and maintenance of the facility.

Q18) WHAT KIND OF SUPPORT DID BASF AND FINA RECEIVE FROM THE PORT ARTHUR COMMUNITY AND JEFFERSON COUNTY?

A18) Community support was outstanding. FINA worked closely with local and state officials to evaluate plans for this project throughout the negotiations.

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Q19)     WHAT IS FINA, INC.?

A19) FINA, Inc., (AMEX:FI) through its operating subsidiaries, engages in crude oil and natural gas exploration and production, and natural gas marketing; petroleum products refining, supply and transportation, and marketing; and chemicals and plastics manufacturing and marketing. Revenues were $4.1 billion in 1996. Organized in 1956, FINA is part of an international group of companies affiliated with PetroFina S.A., (NYSE:FIN) headquartered in Brussels, Belgium.

Q20)     WHAT IS BASF CORPORATION?

A20) BASF Corporation, headquartered in Mount Olive, NJ, is the NAFTA region member of the BASF Group. With U.S. sales of $6.5 billion in 1996, BASF Corporation is among the top ten producers of chemicals in the United States, Canada and Mexico. Its diversified product mix includes chemicals, nylon fibers, polymers, automotive coatings, colorants, pharmaceuticals, agricultural products and vitamins. In the NAFTA region, the company and its subsidiaries have more than 15,000 employees, of which more than 13,000 are based in the United States and Canada.



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